                                                  Issuer Free Writing Prospectus
                                                  Filed pursuant to Rule 433
                                                  Registration No. 333-137902
                                                  Dated: May 5, 2009

Structured Investments Case Studies

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John Kidd, CFA
Structured Equities
Deutsche Bank Securities, Inc.
(212) 250-9905
john.kidd@db.com
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Principal Protected Notes ("PPNs")

Fully Protected Investment

   o    Market linked performance with full principal protection

Hypothetical PPN

  o     Upside participation factor (PF) of 109%

  o     Payoff scenarios at maturity

         1. Index v: Par                                    [GRAPHIC OMITTED]

         2. Index ^: Par + 109% x Index Return

Risks/Tradeoffs

  o     Credit risk of the issuer

  o     Does not capture dividends
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PPN Case Study: CUSIP 25152C551

PPN linked to the S&P 500, DJ EuroSTOXX 50 and Nikkei 225 Indices

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              Summary Terms

CUSIP:                        25152C551

Trade Date:                   April 24, 2007

Tenor:                        4 years

Underlying:                   33.34% S&P 500 Index
                              33.33% DJ EuroSTOXX 50 Index
                              33.33% Nikkei 225 Index

Upside PF:                    109%

Initial Note Price:           100% of $1,000

Initial Index Level:          S&P 500 Index: 1480.41

                              DJ EuroSTOXX 50 Index: 4367.83

                              Nikkei 225 Index: 17451.77

Payment Scenarios at Maturity:

     1. Index ^: Par + Index Return x 109%

     2. Index v: Par

All pricing is indicative; please refer to disclaimer section for additional information. Investors are exposed to Deutsche Bank credit risk. Fees and costs associated with unwinding a position prior to maturity may affect note's performance. The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 05/07/09

Indicative note performance = ((indicative note bid) - (Initial Note Price)) /
(Initial Note Price).
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Buffered Underlying Securities ("BUyS")

Partially Protected Investment

o    Leveraged upside potential with partial principal protection (i.e., the
     Buffer)

Hypothetical BUyS

o    10% Buffer, 200% Upside PF, 15% Cap

o    Payoff scenarios at maturity

     1.   Index v more than 10%: Par + Index Return + 10%

     2.   Index v less than 10%: Par

     3.   Index ^ less than 15%: Par + 200% x Index Return

     4.   Index ^ more than 15%: 130%

Risks/Tradeoffs

o    Credit risk, no dividends

o    Principal at risk if index declines more than 10%

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BUyS Case Study: CUSIP 2515A0JX2

BUyS linked to the S&P 100 Index

                        Indicative Historic Performance

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               Summary Terms

CUSIP:                        2515A0JX2

Trade Date:                   February 15, 2008

Tenor:                        18 months

Underlying:                   S&P 100 Index

Buffer:                       10%

Upside PF:                    200%

Cap:                          10% (20% max return)

Initial Note Price:           100% of $1,000

Initial Index Level:          623.85

Payment Scenarios at Maturity:

     1. Index V more than 10%: Par + Index Return + 10%

     2. Index V less than 10%: Par

     3. Index ^ less than 10%: Par + 200% x Index Return

     4. Index ^ more than 10%: 120%

All pricing is indicative; please refer to disclaimer section for additional information. Investors are exposed to Deutsche Bank credit risk. Fees and costs associated with unwinding a position prior to maturity may affect note's performance. The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 05/07/09
Indicative note performance = ((indicative note bid) - (Initial Note Price)) /
(Initial Note Price).
                                                              Deutsche Bank Logo

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BUyS Case Study: CUSIP 2515A0CK7

BUyS linked to the S&P 500 Index

                 Indicative Historic Performance Summary Terms

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               Summary Terms

CUSIP:                        2515A0CK7

Trade Date:                   April 10, 2007

Tenor:                        13 months

Underlying:                   S&P 500 Index

Buffer:                       5%

Upside PF:                    150%

Cap:                          8.21% (12.32% max return)

Initial Note Price:           100% of $1,000

Initial Index:                1448.39

Payment Made at Maturity:     100%

All pricing is indicative; please refer to disclaimer section for additional information. Investors are exposed to Deutsche Bank credit risk. Fees and costs associated with unwinding a position prior to maturity may affect note's performance. The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 05/16/08
Indicative note performance = ((indicative note bid) - (Initial Note Price)) /
(Initial Note Price).
                                                              Deutsche Bank Logo

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Absolute Return Barrier Note ("M-Note")

Principal Protected Note for Uncertain Markets

   o       Potential to develop positive return in a falling market

Hypothetical M-Note

o    Barriers of +/-25%, observed daily

o    Payoff scenarios at maturity

     1. Index v more than 25% on any trading day: Par

     2. Index v but never more than 25%: Par - Index Return

     3. Index ^ but never more than 25%: Par + Index Return

     4. Index ^ more than 25% on any trading day: Par

Risks/Tradeoffs

o    Credit risk, no dividends

o    Underperformance if Barrier breached
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Absolute Return Barrier Note: CUSIP 25152C643

M-Note linked to the S&P 500 Index

                 Indicative Historic Performance Summary Terms

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             Summary Terms

CUSIP:                        25152C643

Trade Date:                   March 26, 2007

Tenor :                       18 months

Underlying:                   S&P 500 Index

Barrier:                      +/- 21%

Initial Note Price:           100% of $1,000

Initial Index Level:          1437.50

Payment Made at Maturity:     117.34%

All pricing is indicative; please refer to disclaimer section for additional information. Investors are exposed to Deutsche Bank credit risk. Fees and costs associated with unwinding a position prior to maturity may affect note's performance. The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 09/23/08
Indicative note performance = ((indicative note bid) - (Initial Note Price)) /
(Initial Note Price).
                                                              Deutsche Bank Logo

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Absolute Return Barrier Note: CUSIP 2515A0FR9

M-Note linked to the MSCI EAFE Index

                        Indicative Historic Performance

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                 Summary Terms

CUSIP:                        2515A0FR9

Trade Date:                   November 26, 2007

Tenor:                        18 months

Underlying:                   MSCI EAFE Index

Barrier:                      +/- 23%

Initial Note Price:           100% of $1,000

Initial Index Level:          2249.05

Status:                       Lower Barrier breached on
                              09/04/08, therefore the payment
                              at maturity will be 100% of the
                              amount invested

All pricing is indicative; please refer to disclaimer section for additional information. Investors are exposed to Deutsche Bank credit risk. Fees and costs associated with unwinding a position prior to maturity may affect note's performance. The terms above reflect market conditions at the time of the offering and may not be available at a given time based on current market variables.

Source: Bloomberg as of 05/05/09
Indicative note performance = ((indicative note bid) - (Initial Note Price)) /
(Initial Note Price).
                                                              Deutsche Bank Logo

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Disclaimer

Indicative Price Calculation

Indicative note bid and indicative pricing for all Deutsche Bank Structured
Equity Notes are based off of bid levels posted by Deutsche Bank on Bloomberg that reflect indicative unwind levels for a limited notional amount of a given note (generally up to $1,000,000). The indicative bid levels posted by Deutsche
Bank on Bloomberg include accrued interest, if any, for a given security.

Actual unwind levels may vary from the indicative bid levels posted by Deutsche
Bank on Bloomberg depending on many factors that include actual unwind notional amount, current volatility of the underlyer, liquidity in the market, Deutsche
Bank's creditworthiness, and Deutsche Bank's profit and loss amortization assumptions.

Deutsche Bank's upfront fees (if any) are amortized over a portion of the life of the trade. Indicative bid levels posted by Deutsche Bank on Bloomberg may not reflect the true fair value of a given security.

The indicative pricing reflected in the presentation reflects market conditions at the time of the indicative pricing and may not be available at a given time based on current market variables. The indicative bid levels posted by Deutsche
Bank on Bloomberg are determined by Deutsche Bank in its sole discretion.

Stock total return is calculated using stock price and dividends (if any) paid out to investors during the given timeframe

Risk Factors

An investment in the securities described herein may result in a loss, and any payment is subject to our creditworthiness Certain built-in costs are likely to adversely affect the value of the securities prior to maturity

You have no periodic coupon or dividend payments or voting rights The securities will not be listed and there will likely be limited liquidity

Our research, opinions or recommendations could affect the level of the underlyings or the market value of the securities Our actions as calculation agent of the securities and our hedging activity may adversely affect the value of the securities Many economic and market factors will affect the value of the securities

No offer to purchase

This document does not constitute an offer, an invitation or a recommendation to enter into any transaction. We have sent you this document in our capacity as a potential counterparty acting at arm's length. Pricing levels and valuations published on the Website are indicative and they and other information displayed thereon are for information purposes only.

Past Performance

The past performance of securities, indexes or other instruments referred to herein does not guarantee or predict future performance.

Deutsche Bank may hold positions

We or our affiliates or persons associated with us or such affiliates may:
maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation.
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Disclaimer

Derivatives

Options, structured securities and illiquid investments, such as private investments, are complex instruments and are not be suitable for all investors.
Prior to buying or selling an option investors must review the Characteristics and Risks of Standardized Options: http://onn.theocc.com/publications/risks/riskstoc.pdf

If you are unable to access the website, please contact Deutsche Bank AG at +1
(800) 311-4409 for a copy of this important document.

These investments typically involve a high degree of risk, are not transferable and typically will not be listed or traded on any exchange and are intended for sale only to sophisticated investors who are capable of understanding and assuming the risks involved. The market value of any structured security may be affected by changes in economic, financial and political factors (including, but not limited to, spot and forward interest and exchange rates), time to maturity, market conditions and volatility and the equity prices and credit quality of any issuer or reference issuer. Any investor should conduct his/her own investigation and analysis of the product and consult with its own professional advisers as to the risks involved in making such a purchase;
since, it may be difficult to realize the investment prior to maturity, obtain reliable information about the market value of such investments or the extent of the risks to which they are exposed, including the risk of total loss of capital.

Additional information may be available upon request. Any results shown do not reflect the impact of commission and/or fees, unless stated.

Note to US investors

US regulators have not approved the foreign indices for listed options for trading by US investors. Eligible US investors may be able to trade over-the-counter instruments, such as Total Return Swaps or OTC options, to get the foreign index exposure. A discussion of listed options and futures based on the foreign indices may still be relevant to US investors - because listed instruments underpin dealer hedging of the OTC products traded in the US.

Tax

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the transaction or matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal income tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

Any information relating to taxation is based on information currently available. The levels and bases of, and relief from, taxation can change and the benefits of products where discussed may cease to exist. Because of the importance of tax considerations to all option transactions, the investor considering options should consult with his/her tax advisor as to how taxes affect the outcome of contemplated option transactions.

Backtesting

Backtested, hypothetical or simulated performance results discussed herein have inherent limitations. Unlike an actual performance record based on trading actual client portfolios, simulated results are achieved by means of the retroactive application of a backtested model itself designed with the benefit of hindsight. Taking into account historical events the backtesting of performance also differs from actual account performance because an actual investment strategy may be adjusted any time, for any reason, including a response to material, economic or market factors. The backtested performance includes hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will or is likely to achieve profits or losses similar to those shown. Alternative modeling techniques or assumptions might produce significantly different results and prove to be more appropriate. Past hypothetical backtest results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

Calculations of returns

Calculations of returns on instruments referred to herein may be linked to a referenced index or interest rate. In such cases, the investments may not be suitable for persons unfamiliar with such index or interest rate, or unwilling or unable to bear the risks associated with the transaction. Products denominated in a currency, other than the investor's home currency, will be subject to changes in exchange rates, which may have an adverse effect on the value, price or income return of the products. These products may not be readily realizable investments and are not traded on any regulated market. The securities referred to herein involve risk, which may include interest rate, index, currency, credit, political, liquidity, time value, commodity and market risk and is not suitable for all investors.
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Disclaimer

Not insured

These instruments are not insured by the Federal Deposit Insurance Corporation
(FDIC) or any other U.S. governmental agency. These instruments are not insured by any statutory scheme or governmental agency of the United Kingdom. The distribution of this document and availability of these products and services in certain jurisdictions may be restricted by law. These securities have not been registered under the United States Securities Act of 1933 and trading in the securities has not been approved by the United States Commodity Exchange
Act, as amended.

The Bank and affiliates

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex. Brown is a division of Deutsche Bank Securities Inc.

Indicative Term sheet

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which these indicative terms relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and other documents relating to the offering if you so request by calling toll-free
1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes."

The information contained in this presentation does not provide personal investment advice. It is being provided to you on the condition that it will not form the primary basis for any investment decision. Some of the information contained in this presentation is provided by or based on third party sources believed to be reliable. Deutsche Bank cannot guarantee and is not responsible for the accuracy, completeness, timeliness or suitability for use of information provided by or based on third party sources. The information contained in this presentation is as of the date referenced.

Any transaction that may involve the products, services and strategies referred to in this presentation will involve risks. You could lose your entire investment or incur substantial loss. This presentation does not disclose such risks. The products, services and strategies referred to herein may not be suitable for all investors. The information contained in this presentation is being provided on the basis that you have such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks associated with such information. In contemplating any transaction, you should consult with your own investment advisors. In any discussion of a proposed transaction, Deutsche Bank would act at arm's length and not in any advisory or fiduciary capacity.

The information contained in this presentation does not represent the rendering of accounting, tax, legal or regulatory advice. It cannot be used or relied upon for purposes of avoiding compliance with any accounting, tax, legal or regulatory obligations or avoiding satisfaction of any U.S. federal income tax penalties. You should consult with independent accounting, tax, legal and regulatory counsel regarding such matters as they may apply to your particular circumstances. Foreign currency rates of exchange may adversely affect the value, price or income of any security or investment. Past performance is no guarantee of future results.
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